UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): October 2, 2006
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.
On August 4, 2006, MedCath Incorporated, a wholly-owned subsidiary of MedCath Corporation (the Company), entered into a consulting agreement (the Agreement) with SSB Solutions. Jacque J. Sokolov, M.D., a director of the Company, is the principal owner and an officer of SSB Solutions. The Agreement superseded an existing agreement with SSB Solutions and permitted the Company’s chief executive officer to engage SSB Solutions on an individual project basis for consulting services at a rate of $575 per hour. The Agreement provides for termination by either party with 30 days written notice.
On October 2, 2006, the Company provided SSB Solutions with notice of its desire to terminate the Agreement. The termination will be effective November 1, 2006. The Company did not engage SSB Solutions for consulting services during the period of the Agreement and does not anticipate doing so prior to the effective date of its termination.
Dr. Sokolov will continue to serve as a member of the Company’s board of directors.
Item 8.01.  Other Events.
On October 2, 2006, the Company and Benefis Healthcare of Great Falls, Montana (Benefis), announced plans to end their strategic alliance. The alliance, announced in June 2005, was entered into with the intention of the Company and Benefis jointly evaluating the potential to expand and grow Benefis’ cardiovascular services through an equity arrangement. The alliance will terminate on or about December 31, 2006.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: October 4, 2006	By:	/s/James E. Harris

James E. Harris Executive Vice President and Chief Financial Officer

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